Exhibit 10.13

December 30, 2008

PERSONAL & CONFIDENTIAL

Howard Edelstein
[Home address redacted]

Re:	Employment Agreement dated September 4, 2006 between you and NYFIX, Inc. (the “Agreement”).

Dear Howard:

You and NYFIX, Inc. agree to the following amendments to the Agreement.

1.	Section 1(r) is hereby amended to read as follows:

“(r)  “Good Reason” shall mean, without Employee’s consent, (i) any material diminution in base compensation , (ii) a material change in the geographic location at which Employee must perform his duties, or (iii) a breach by the Company of any material provision of the employment agreement.”

2.	The first sentence of Section 1(x) is hereby amended to read as follows:

“(x) “Severance Term” shall mean the twelve (12) month period commencing sixty (60) days following Employee’s termination of employment hereunder by the Company without Cause or by Employee with Good Reason, provided that Employee has executed a general release (as described in Section 8(g) hereof) and any waiting periods contained in such release have expired prior to the 60th day following the date of termination.”

3.	The following language is added at the end of the last sentence of Section 4(b):

“, but in no event later than March 15 of the calendar year following the year in which the bonus was earned”

4.	The following language is added at the end of the last sentence of Section 7(a):

“and subject to the terms and conditions set forth in Section 16(e)”

5.	Subsection 8(b)(i) is hereby amended to read as follows:

“(i)  the Accrued Obligations, payable within thirty (30) days of the date of termination;”

6.	The following language is added at the end of the first sentence of Subsection 8(c)(ii):

“payable within thirty (30) days of the date of termination”

7.	The following language is added before the word “Employee” in the second sentence of Section 8(d):

“then, subject to Section 16 hereof,”

8.	Subsection 8(d)(i) is hereby amended to read as follows:

“(i)       the Accrued Obligations, payable within thirty (30) days of the date of termination”

9.	Subsection 8(d)(vii) is hereby amended to read as follows:

“(vii)    reimbursement for reasonable expenses incurred by Employee for executive outplacement assistance, subject to the terms and conditions set forth in Section 16(e); and”

10.	All references to “fifteen (15) days” in Section 8(e) are hereby changed to “thirty (30) days.”

11.	The following language is added at the end of the second sentence of Section 8(f):

“payable within thirty (30) days of the date of termination”

12.	The following language is added at the end of Section 8(g):

“within sixty (60) days of the date of termination”

13.	Section 15 is hereby deleted and replaced with the reference “Intentionally Omitted.”

14.	Section 15 is hereby deleted and replaced with the following:

Section 16.    Compliance with Section 409A.

Subject to the provisions in this Section 16, any severance payments or benefits under this Agreement shall begin only upon the date of Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Employee’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Employee under this Agreement:

(a)           It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)           If, as of the date of Employee’s “separation from service” from the Company, Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)           If, as of the date of Employee’s “separation from service” from the Company, Employee is a “specified employee” (within the meaning of Section 409A), then:

(i)
Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)
Each installment of the severance payments and benefits due under this Agreement that is not described in Section 16(c)(i) above and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following the taxable year in which the separation from service occurs.

(d)           The determination of whether and when Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 16(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

If you are in agreement with the foregoing, kindly execute a copy of this letter and return it to the undersigned.

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NYFIX, Inc.

Very truly yours,
/s/ Steven Vigliotti
Steven Vigliotti
Chief Financial Officer
Accepted and Agreed:

/s/ Howard Edelstein
Howard Edelstein
December 30, 2008